                                                                    EXHIBIT 10.1

                       FIRST AMENDMENT TO CREDIT AGREEMENT

         This FIRST AMENDMENT TO CREDIT AGREEMENT (this "Amendment") dated as of November 26, 2003, among INSITUFORM TECHNOLOGIES, INC. (the "Borrower") and the Lenders referred to herein and signatories hereto (the "Lenders") and BANK OF AMERICA, N.A., in its capacity as a Lender and as Administrative Agent (the "Agent").

         WITNESSETH:

         WHEREAS, the parties entered into a Credit Agreement dated as of March 27, 2003 (the "Original Loan Agreement") pursuant to which the Lenders have made available to Borrower a revolving credit facility in the current maximum aggregate principal amount of Seventy-five Million Dollars ($75,000,000.00) (the Original Loan Agreement, as amended by this Amendment is referred to herein as the "Loan Agreement");

         WHEREAS, Borrower has requested that certain financial and other covenants under the Original Loan Agreement be amended;

         WHEREAS, Lenders are willing to accede to such requests in reliance upon and in accordance with the terms, conditions, representations and warranties set forth in this Amendment;

         NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         SECTION 1. Definitions; References. Unless otherwise specifically defined herein, each term used herein which is defined in the Original Loan Agreement shall have the meaning assigned to such term in the Original Loan Agreement. Each reference to "hereof", "hereunder", "herein" and "hereby" and each other similar reference and each reference to "this Agreement" and each other similar reference contained in the Original Loan Agreement shall from the date hereof refer to the Agreement as amended hereby.

         SECTION 2. Amendments to Loan Agreement. Subject to the conditions set forth in Section 3 hereof, the Loan Agreement is hereby amended as follows, effective as of the date hereof:

         2.1. At Section 1.01 of the Loan Agreement, add the definition of Adjusted Consolidated EBITDA:

         Adjusted Consolidated EBITDA shall mean Consolidated EBITDA plus, for the period of four fiscal quarters ending on the same date of determination for Consolidated EBITDA, the amount of charges taken by the Borrower on or prior to December 31, 2004 directly associated with the closure by Borrower of its plant in Memphis, Tennessee, provided the aggregate amount of such charges for the purposes of this definition shall not exceed $2,000,000.

         2.2. At Section 1.01 of the Loan Agreement, replace the definition of Applicable Amount with:

         "Applicable Amount" means the following amounts per annum, based upon the Leverage Ratio calculated in accordance with the definition thereof, as set forth in the most recent Compliance Certificate received by Administrative Agent pursuant to Section 6.02(c):

                                                    APPLICABLE AMOUNT (IN BASIS POINTS PER ANNUM)
              ---------------------------------------------------------------------------------------------------------
  PRICING                                                OFFSHORE RATE
   LEVEL        LEVERAGE RATIO      COMMITMENT FEE           LOANS       STANDBY LETTERS OF CREDIT    BASE RATE LOANS
------------- ------------------ ---------------------- ---------------- -------------------------- ------------------
     1             <1.00:1               20.00                75.00                75.00                    00
              ------------------ ---------------------- ---------------- -------------------------- ------------------
     2           <1.50:1 but
                 > or = 1.00:1           20.00               100.00               100.00                    00
              ------------------ ---------------------- ---------------- -------------------------- ------------------
     3           < 2.00:1 but
                 > or = 1.50:1           25.00               125.00               125.00                    00
              ------------------ ---------------------- ---------------- -------------------------- ------------------
     4           <2.25:1 but
                 > or = 2.00             30.00               150.00               150.00                    00
              ------------------ ---------------------- ---------------- -------------------------- ------------------
     5           > or = 2.25:1           40.00               200.00               200.00                    50
              ------------------ ---------------------- ---------------- -------------------------- ------------------

Offshore Rate Loans and Base Rate Loans shall bear interest at a per annum rate equal to (a) the Offshore Rate and Base Rate determined in accordance with
Section 2.02 plus (b) the Applicable Amount set forth above opposite the Leverage Ratio then applicable in accordance with the next sentence (subject to the provisions of the first sentence of this definition). The Applicable Amount shall be in effect from the date the most recent Compliance Certificate is received by Administrative Agent to but excluding the date the next Compliance Certificate is received; provided, however, that if Company fails to timely deliver the Compliance Certificate next due, the Applicable Amount from the date such Compliance Certificate was due to but excluding the date such Compliance Certificate is received by Administrative Agent shall be that indicated for the highest pricing level set forth above (i.e., Level 5), and, thereafter, the pricing level indicated by such Compliance Certificate when received.

         2.3. At Section 1.01 of the Loan Agreement, add a new sentence at the end of the definition of Capital Expenditures:

         Capital Expenditures shall also exclude capital expenditures directly associated with the construction of the expansion to the plant at Batesville, Mississippi and made on or before December 31, 2004. The aggregate amount of the foregoing excluded capital expenditures shall not exceed $9,200,000.

         2.4. At Section 1.01 of the Loan Agreement, add the definitions of Cash Equivalents and the MTA Project:

         Cash Equivalents shall mean (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of American is pledged in

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

         support thereof) having maturities of not more than twelve months from the date of acquisition, (b) U.S. dollar or foreign currency denominated time deposits and certificates of deposit of (i) any Lender, (ii) any domestic or foreign commercial bank of recognized standing having capital and surplus in excess of $500,000,000 (or the equivalent thereof in the applicable foreign currency) or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody's is at least P-1 or the equivalent thereof (any such bank being an "Approved Bank"), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody's and maturing within six months of the date of acquisition, (d) repurchase agreements with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 (or the equivalent thereof in the applicable foreign currency) for direct obligations issued by or fully guaranteed by the United States of America in which Borrower shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by reputable financial institutions having capital of at least $500,000,000 (or the equivalent thereof in the applicable foreign currency) and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (d).

         MTA Project shall mean the Metro Gold Line Eastside Extension Project, Contract No. C 0803, tunnel and station excavations; stations, tradework and systems which shall be substantially of the size and scope as outlined to the Agent and Lenders in the First Amendment documents delivered on November 13, 2003.

         2.5. At Section 7.06 of the Loan Agreement, add the following clause at the end of the Section and after the figure "$12,000,000":

         , provided, however, that no such payment(s) may be made unless for two complete consecutive fiscal quarters (I) the Fixed Charge Coverage Ratio as calculated pursuant to Section 7.15(a) is equal to or more than 1.10 to 1.00, and (II) the Leverage Ratio as calculated pursuant to Section 7.15(c) is equal to or less than 2.25 to 1.00.

         2.6. Section 7.15 of the Loan Agreement is replaced in its entirety by:

                  7.15 FINANCIAL COVENANTS.

                  (a) MINIMUM FIXED CHARGE COVERAGE RATIO. Until Final Payment permit, as at the end of each fiscal quarter during the periods set forth below, the ratio of (A) Adjusted Consolidated EBITDA plus Rentals (other than Rentals under Capital Leases) less Capital Expenditures (plus cash proceeds from the sale of assets that must be treated as a capital asset under GAAP), less taxes based on or measured by income, used or included in the determination of Consolidated Net Income from Continuing Operations, all for the four
         (4)-consecutive fiscal quarter period ending at such date, to (B) Consolidated Fixed Charges, all for such four consecutive fiscal quarter period, to be:

                  Four Quarter Period Ending                 Not Less Than
         -------------------------------------------------   -------------
         Fourth Quarter of 2003                                .95 to 1.00
         First Fiscal Quarter of 2004 through Third Fiscal
               Quarter of 2004                                 .80 to 1.00
         Fourth Fiscal Quarter of 2004                         .90 to 1.00
         First Fiscal Quarter of 2005                          .95 to 1.00
         Second Fiscal Quarter of 2005                        1.00 to 1.00
         Third Fiscal Quarter of 2005 and each Fiscal
               Quarter thereafter                             1.10 to 1.00

         Provided, however, that if for two complete consecutive fiscal quarters after the fourth fiscal quarter of 2003 the above Ratio is equal to or greater than 1.10 to 1.00, the above Ratio after the said two complete consecutive fiscal quarters shall be not less than 1.10 to 1.00.

         Upon and after the obtaining of the MTA Project, said ratio for each fiscal quarter during the periods set forth below are to be:

         Four Quarter Period Ending                             Not Less Than
         --------------------------------------------           -------------
         Fourth Quarter of 2003                                   .95 to 1.00
         First Fiscal Quarter of 2004                             .70 to 1.00
         Second Fiscal Quarter of 2004 through Fourth
               Fiscal Quarter of 2004                             .65 to 1.00
         First Fiscal Quarter of 2005                             .70 to 1.00
         Second Fiscal Quarter of 2005                            .80 to 1.00
         Third Fiscal Quarter of 2005                            1.00 to 1.00
         Fourth Fiscal Quarter of 2005 and thereafter            1.10 to 1.00

         Provided, however, that if for two complete consecutive fiscal quarters after the fourth fiscal quarter of 2003 the above Ratio is equal to or greater than 1.10 to 1.00, the above Ratio after the said two complete consecutive fiscal quarters shall be not less than 1.10 to 1.00.

                  (b) MINIMUM CONSOLIDATED TANGIBLE NET WORTH. Until Final Payment permit, as at the end of each fiscal quarter, Consolidated Tangible Net Worth to be less than the sum of (a) $90,000,000, plus (b) 50% of Consolidated Net Income computed on a cumulative basis for each of the elapsed fiscal quarters ending after December 31, 2002; provided that notwithstanding that Consolidated Net Income for any such elapsed fiscal quarter may be a deficit figure, no reduction as a result thereof shall be made on the sum to be maintained pursuant hereto, plus
         (c) 50% of the net cash proceeds received by a Covered Person from the issuance of any capital stock or other equity interests.

                  (c) MAXIMUM LEVERAGE RATIO. Until Final Payment permit, as at the end of each fiscal quarter during the periods set forth below, the ratio of Consolidated Funded Indebtedness to Adjusted Consolidated EBITDA to exceed the ratio for each such period as set forth below. In connection with any calculation of Indebtedness for purposes of determining compliance with this subsection, there shall be included in such calculation of Consolidated Funded Indebtedness an amount equal to the lesser of (i) the aggregate amount of all Loans as of the end of such fiscal quarter, and (ii) the aggregate amount of all Loans as of the last business day of the month immediately following the end of such fiscal quarter.

                 Four Quarter Period Ending             Not More Than
         --------------------------------------------   -------------
         Fourth Fiscal Quarter of 2003 through
               Third Fiscal Quarter of 2004              2.75 to 1.00
         Fourth Fiscal Quarter of 2004                   2.50 to 1.00
         First Fiscal Quarter of 2005 and each Fiscal
               Quarter thereafter                        2.25 to 1.00

         Provided, however, that if for two complete consecutive quarters after the fourth fiscal quarter of 2003 the above Ratio is equal to or less than 2.25 to 1.00, the above Ratio after the said two complete consecutive fiscal quarters shall be not more than 2.25 to 1.00.

                  (d) MAXIMUM NET DEBT. Permit at any time the amount of (i) Consolidated Funded Indebtedness less (ii) unrestricted cash and Cash Equivalents to be more than $85,000,000, provided however, that this restriction shall not be applicable after the end of the second consecutive fiscal quarter at which the Fixed Charge Coverage Ratio as calculated pursuant to Section 7.15(a) above is not less than 1.10 to
         1.00 and the Leverage Ratio as calculated pursuant to Section 7.15(c) is not more than 2.25 to 1.00.

         2.7 Schedule 2 to Exhibit B of the Loan Agreement is replaced in its entirety with Schedule 2 attached hereto.

         SECTION 3. Acquisition and Waiver of a Default. Each Lender and Agent consent to the acquisition by Borrower of 50% of the remaining equity interests of a joint venture in which Borrower owned 50% of the equity interests: Ka-Te Insituform AG, a Swiss joint venture. The consideration paid for the acquisition was $2,200,000 cash, and the net cash paid after reflecting related party indebtedness and shared accrued employee liabilities was $500,000. The effective date of the acquisition was November 1, 2003. To the extent the consummation of said acquisition is a Default, said Default is waived by each Lender and Agent.

         SECTION 4. Effectiveness. The effectiveness of this Amendment is subject to the satisfaction and occurrence of the following conditions precedent:

         4.1. The Agent shall have received executed counterparts of the following documents:

         (a) this Amendment;

         (b) the consents to this Amendment from the Lenders and, if required, the holders of Indebtedness evidenced by the Note Purchase Agreement - 1997 and the Note Purchase Agreement - 2003; and

         (c) such other documents and certificates as Agent shall require.

         4.2. The Agent shall have received a copy of resolutions of the Board of Directors of Borrower, duly adopted, which authorize the execution, delivery and performance of this Amendment and the other documents executed pursuant to or in connection with this Amendment.

         4.3. Each Lender approving this Amendment shall have received payment from Borrower of an amendment fee of .125 percent (.125%) of the amount of each such Lender's Commitment as set forth in Schedule 2.01 to the Loan Agreement, and payable upon each such Lender's execution of this Amendment. Borrower shall also have paid all of Agent's costs and expenses related to the negotiation, documentation and/or implementation of the transactions contemplated hereby, including, but not limited to attorneys' fees and any other costs and expenses contemplated by the Loan Agreement.

         SECTION 5. Representations and Warranties. The Borrower represents and warrants to Agent and Lenders that:

         5.1. The representations and warranties of the Borrower contained in the Loan Agreement are true and correct in all material respects on and as of the date hereof as if such representations and warranties had been made on and as of the date hereof (except to the extent that any such representations and warranties specifically relate to an earlier date).

         5.2. The Borrower is in compliance with all the terms and provisions set forth in the Loan Agreement and no Default or Event of Default has occurred and is continuing or would result from the execution, delivery and performance of this Amendment.

         5.3. The Borrower has no defense, counterclaim or offset with respect to the Loan Agreement or any of the other Loan Documents.

         SECTION 6. Voluntary Agreement. Each party represents and warrants to the other that it has consulted or has had the opportunity to consult with counsel regarding this Amendment, that it is fully aware of the terms contained herein and that it has voluntarily and without coercion or duress of any kind entered into this Amendment.

         SECTION 7. Authority. By execution hereof, each of the persons signing on behalf of the parties hereto hereby represents and warrants that each is fully authorized to act and execute this Agreement on behalf of their respective party.

         SECTION 8. Full Force and Effect. Except as specifically amended hereby, all of the terms and conditions of the Loan Agreement, the Loan Documents, and all other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and the same are hereby ratified and confirmed. No reference to this Amendment need be made in any instrument or document at any time referring to the Loan Agreement, a reference to the Loan Agreement in any of such to be deemed to be reference to the Loan Agreement, as amended hereby. This Amendment, the Loan Agreement, and the other Loan Documents constitute legal, valid and binding obligations of the Borrower and are enforceable against the Borrower in accordance with their respective terms.

         SECTION 9. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which shall constitute together but one and the same agreement.

         SECTION 10. Headings; Recitals. The various headings of this Amendment are inserted for convenience only and shall not affect the meaning or interpretation of this Amendment or any provisions hereof. The recitals set forth herein are hereby incorporated into this Amendment and form a part hereof, the truth and accuracy of which is evidenced by each party's execution hereof.

         SECTION 11. Governing Law. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall be governed by and construed in accordance with the laws of the State of Missouri.

         SECTION 12. Missouri Revised Statute Section 432.045. ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE. TO PROTECT YOU (BORROWER) AND US (LENDERS) FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS WE REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH, TOGETHER WITH THE LOAN DOCUMENTS, IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT.

            [The Remainder of this Page is Left Blank Intentionally]

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

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective authorized officers as of the day and year first above written.

BORROWER
INSITUFORM TECHNOLOGIES, INC.


By:                /s/ Joseph A. White
    --------------------------------------------------
Name:                 Joseph A. White
      ------------------------------------------------
Title:                     VP CFO
       -----------------------------------------------

BANK OF AMERICA, N.A., Administrative Agent

By:                /s/ Jeffery T. White
    --------------------------------------------------
Name:                 Jeffery T. White
      ------------------------------------------------
Title:            Assistant Vice President
       -----------------------------------------------

LENDERS
BANK OF AMERICA, N.A., as a Lender
and Issuing Lender

By:                /s/ Kevin L. Handley
    --------------------------------------------------
Name:                 Kevin L. Handley
      ------------------------------------------------
Title:              Senior Vice President
       -----------------------------------------------

U.S. BANK NATIONAL ASSOCIATION

By:                /s/ Theresa Buchholz
    --------------------------------------------------
Name:                 Theresa Buchholz
      ------------------------------------------------
Title:                 Vice President
       -----------------------------------------------

COMMERCE BANK, N.A.

By:                /s/ Mary Ann Lemonds
    --------------------------------------------------
Name:                 Mary Ann Lemonds
      ------------------------------------------------
Title:                 Vice President
       -----------------------------------------------

WELLS FARGO BANK, NATIONAL
ASSOCIATION

By:               /s/ David E. Wilsdorf
    --------------------------------------------------
Name:                David E. Wilsdorf
      ------------------------------------------------
Title:                Vice President
       -----------------------------------------------


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